Eden Bioscience Applies to Transfer Its Stock Listing to The Nasdaq Capital Market

BOTHELL, WA -- 09/29/2005 -- Eden Bioscience Corporation (NASDAQ: EDEN) today announced that it has applied to The Nasdaq Stock Market, Inc. to transfer the listing of its common stock from The Nasdaq National Market to The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market).

Eden Bioscience elected to seek a transfer to Capital Market because its common stock does not meet Nasdaq's minimum $1.00 per share bid price requirement for continued listing on the National Market. On April 5, 2005, the Company received a delisting warning letter from Nasdaq notifying the Company that it did not meet the minimum bid price requirement. Nasdaq provided Eden Bioscience with a grace period of 180 calendar days, or until October 3, 2005, to regain compliance. By transferring to the Capital Market, the Company expects to be afforded an additional 180-calender day grace period in which to satisfy the $1.00 bid price requirement.

The Company expects to receive Nasdaq's approval decision within the next two weeks and expects to maintain its current National Market status pending approval of the transfer application. Eden Bioscience believes that it meets all listing requirements of The Nasdaq Capital Market, other than the Capital Market minimum $1.00 per share bid price requirement, and anticipates approval of the transfer. To regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must remain above $1.00 for a minimum of ten consecutive trading days within the additional 180-calendar day grace period. Assuming the transfer is approved, Eden Bioscience will not be eligible to relist its common stock on The Nasdaq National Market until its common stock maintains a minimum bid price of $5.00 per share for 90 consecutive trading days and the Company otherwise complies with the initial listing requirements of the National Market.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 11618 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.

Forward-Looking Statement: Certain statements contained in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the failure of Nasdaq to approve the Company's transfer application or the Company's inability to meet the minimum bid price requirement within applicable grace periods, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company's financial results is included in Eden Bioscience's most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com